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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
--------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person          2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
Farm Bureau Life Insurance                          (Month/Day/Year)
(See Attachment)(1)                                                        Image Guided Technologies, Inc./IGTI
-------------------------------------------------   10/21/96            ------------------------------------------------------------
    (Last)          (First)          (Middle)                           5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X   10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
5400 University Avenue                              Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
West Des Moines       IA               50266                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock, no par value                               88,000                          D
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Common Stock, no par value                               62,169                        I (1)         By FBL Ventures of South Dakota
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.           Page 1 of 3
                        (Print or Type Responses)                                                                 SEC 1473 (7-96)
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          of                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Series A Preferred Stock             (2)      (2)      Common Stock,         58,516      N/A (1)      (I) (2)    By FBL Ventures of
                                                       no par value                                              South Dakota
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Explanation of Responses:

(1)  The Reporting Person is also serving as designated filer for its wholly-owned subsidiary.
     Please see attachment

(2)  Will be converted without any additional payment into 58,516 shares of the no par value Common Stock of Image Guided
     Technologies, Inc. on the Closing Date of its initial public offering.

                                                                       Farm Bureau Life Insurance
                                                                       By:  Steven G. Hunter, Portfolio Manager

                                                                               /s/  STEVEN G. HUNTER
                                                                       By: --------------------------------      October 9, 1996
**Intentional misstatements or omissions of facts constitute Federal       **Signature of Reporting Person
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                                                       FBL Ventures of South Dakota
                                                                       By: Steven G. Hunter, Portfolio Manager

                                                                               /s/  STEVEN G. HUNTER
                                                                       -------------------------------------     October 9, 1996


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                                                                      Page 2 of 3
                                                                                                                   SEC 1473 (7-96)
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        ATTACHMENT TO INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                       FARM BUREAU LIFE INSURANCE

Farm Bureau Life Insurance has elected to serve as designated filer for its wholly-owned subsidiary, FBL Ventures of South Dakota. As stated in the attached Form 3, FBL Ventures of South Dakota directly owns 62,169 shares of the no par value Common Stock of Image Guided Technologies, Inc. FBL Ventures of South Dakota also owns the 58,516 shares of no par value Common Stock of Image Guided Technologies, Inc. which underlie the Series A Preferred Stock which will convert automatically upon the closing of the initial public offering. The address of FBL Ventures of South Dakota is 5400 University Avenue, West Des Moines, IA 50266, Attn: Steven Hunter.



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